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                                    EXHIBIT 99.19


     For more information:

     Imagio Public Relations                               [CENTURA/GUPTA LOGO]
     Ingrid Ougland
     Account Executive
     (206)625-0252
     ingrid@imagio.com

     Centura Software Corporation
     Kathy Lane
     Senior Vice President
     (650) 596-3400
     www.centurasoft.com


                           CENTURA SOFTWARE CORPORATION
                                   PRESS RELEASE

     CENTURA ANNOUNCES PARTNERSHIP WITH NOVELL

     REDWOOD SHORES, CA. (SEPTEMBER 14, 1998) -- Centura Software Corporation (NASDAQ: CNTR / formerly Gupta Corporation) today announces a partnership with Novell, Inc. (NASDAQ:NOVL) involving SQLBase 7.0 database for Novell's NetWare 5, formalizing a long term commitment between Novell and Centura. The two companies will jointly participate in worldwide electronic and event marketing efforts.

     Centura's SQLBase 7.0 for NetWare is a leading network application optimized for NetWare 5 and one of the first database applications to apply for certification to use the NetWare 5 YES Tested and Approved Logo. Thousands of applications built using Centura's products, including applications for payroll services, banking and sales automation can be immediately deployed on the NetWare 5 platform. NetWare 5 is Novell's pure IP server operating system that provides the speed, scalability and reliability customers require to manage and deploy network applications and resources.

     The SQLBase 7.0 embedded database offers features such as a DBA-less environment, small footprint, and automatic self-recovery. SQLBase is built into applications that scale from the web to smart cards and devices.

     Centura database products and tools have been available for the NetWare environment since the release of NetWare 3. With Novell's beta release of NetWare 5, Centura expanded efforts to create a Novell Products Group within Centura to engineer and test NetWare, ensuring compatibility with the NetWare 5 PureIP environment. Enhancements have been made specifically for NetWare 5, including support for NetWare Directory Services (NDS). SQLBase 7.0 is currently undergoing Netware 5 certification testing.


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                                       -MORE-

     Centura's SQLBase 7.0 is the first database to offer Java developers JDBC level 4 support. Centura's commitment to NetWare, to Java cross-platform computing, and to the support of networked devices has resulted in the company's introduction of a highly intelligent integration server called Centura Blazer. With this server installed in a NetWare Web environment, developers can now integrate and add server-side processing logic to events or transactions coming from multiple data sources. Devices on the network can then interact with database servers, SQLBase 7.0 or others, and take advantage of services such as Novell's NDS.

     "Novell has always been an important platform for Centura and we are extremely pleased to be selected as a software partner by Novell," states Scott Broomfield, president and CEO of Centura. "We are excited about working with Novell to offer solutions in the emerging market for embedded software and smart devices that connect to networks."

     "We are very pleased to see Centura's continued commitment to the NetWare platform," says Rich Running, director of product marketing, Novell. "Centura products can add significant value to application developers and customers. Centura's decision to certify SQLBase 7.0 with NetWare 5 gives developers an optimum solution to create, deploy and support applications requiring an embedded database, whether it's being used on the NetWare server, the desktop client or in a distributed/mobile application."

     ABOUT CENTURA SOFTWARE CORPORATION

     Centura Software (NASDAQ:CNTR), founded as Gupta in 1984, was the first company to create fully relational client/server embedded DBMS for the personal computer. Today Centura's products help developers build and deploy component based business applications requiring embedded databases. Centura's D3 Framework (Develop, Deploy and Distribute) consists of world-class products including SQLBase, Centura Team Developer and Centura net.db, all of which can scale from the Web down to smart devices. Current Centura products are all year 2000 compliant. Centura has 26 offices located throughout the world in North America, Latin America, Asia/Pacific, Europe, Middle East and Africa. More information about the company and its products is located on Centura's Web site at www.centurasoft.com.

      ABOUT NOVELL

     Novell (NASDAQ: NOVL) is the world's leading provider of network software. The company offers a wide range of network solutions for distributed network, Internet/intranet and small-business markets, as well as the network computing industry's most comprehensive education and technical support programs. Information about Novell and its complete range of products and services can be accessed on the World Wide Web at http://www.novell.com.

     Novell, NetWare and ManageWise are registered trademarks and NDS and Z.E.N.works are trademark of Novell, Inc. All other trademarks are the property of their respective holders.
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